Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

1)	Registration Statement (Form S-8 No. 333-147644), as amended, pertaining to the 2007 Equity Incentive Plan and the 2006 Share Option Plan of Hanwha SolarOne Co., Ltd., and

2)	Registration Statement (Form F-3 No. 333-170539), as amended, of Hanwha SolarOne Co., Ltd.

of our reports dated April 29, 2013, with respect to the consolidated financial statements of Hanwha SolarOne Co., Ltd. and the effectiveness of internal control over financial reporting of Hanwha SolarOne Co., Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

April 29, 2013